BlackRock Balanced Capital Fund, Inc.
(the "Fund")

77D(g)

Effective September 15, 2017, the Fund's principal investment strategies were revised to reflect the Fund's use of derivatives.

Effective September 15, 2017, the
following changes were made to the Fund's
Summary Prospectus and Prospectus, as
applicable:

The following was added to the end of the first paragraph in the section of the Summary Prospectus entitled "Key Facts
About BlackRock Balanced Capital
Fund, Inc. - Principal Investment
Strategies of the Fund" and the section of the Prospectus entitled "Fund Overview -
Key Facts About BlackRock Balanced
Capital Fund, Inc. - Principal Investment
Strategies of the Fund":

The Fund may use derivatives, including
options, futures, indexed securities,
inverse securities, swaps and forward
contracts both to seek to increase the
return of the Fund and to hedge (or
protect) the value of its assets against adverse movements in currency exchange rates, interest rates and movements in the securities markets.

The following was added as the last
paragraph in the subsection of the
Prospectus entitled "Details About the
Fund - How the Fund Invests -
Principal Investment Strategies - The
Fund":

The Fund may use derivatives, including
options, futures, indexed securities,
inverse securities, swaps and forward
contracts both to seek to increase the
return of the Fund and to hedge (or
protect) the value of its assets against adverse movements in currency exchange rates, interest rates and movements in the securities markets. The use of options, futures, indexed securities, inverse securities, swaps and forward contracts can be effective in protecting or enhancing the value of the Fund's assets.